Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
WATERPURE INTERNATIONAL, INC.
Document Number: P05000103025

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

Article IV

The Corporation is authorized to issue two classes of stock.  One class of stock shall be Common Stock, par value $0.0001.  The second class of stock shall be Preferred Stock, par value $0.001.  The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.0001	250,000,000
Preferred	$0.001	1,000,000
Totals:		251,000,000

The date of each amendment’s adoption:  December 23, 2008

Adoption of Amendment(s):

☒	The amendments were approved by the shareholders. The number of votes cast for amendments were sufficient for approval.

☐	The amendments were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendments(s):

“The number of votes cast for amendments were sufficient for approval by _______ (voting group).”

☐	The amendments were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendments were adopted by the incorporators without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation this 18rd day of March 2009.

By:	/s/ PAUL S. LIPSCHUTZ
Paul S. Lipschutz
Chief Executive Officer